EXHIBIT 23.2
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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Jupitermedia Corporation on Form S-3 of our reports dated February 11, 2003, relating to the consolidated financial statements and financial statement schedule of Jupitermedia Corporation as of and for the year ended December 31, 2002 (which reports express an unqualified opinion and include: 1) an explanatory paragraph relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2000 and 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and 2) an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No.
142) appearing in the Annual Report on Form 10-K of Jupitermedia Corporation for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

                                                       /s/ DELOITTE & TOUCHE LLP


Stamford, Connecticut
August 26, 2003